Exhibit 23.2

KPMG LLP

Vaughan Metropolitan Centre
100 New Park Place

Suite 1400

Vaughan, ON Canada L4K 0J3
Telephone (905) 265-5900
Fax (905) 265-6390
www.kpmg.ca

Consent of Independent Auditor

The Board of Directors

Score Media and Gaming Inc.

We, KPMG LLP, consent to the use of our report dated October 28, 2020 on the consolidated financial statements of Score Media and Gaming Inc., which comprise the consolidated statements of financial position as at August 31, 2020 and 2019, the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is incorporated by reference herein.

/s/ KPMG LLP

May 20, 2021

Vaughan, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

KPMG Canada provides services to KPMG LLP.